EXHIBIT 99.1

Press Release dated August 15, 2016, announcing that the Company retained the services of C. Neal Monte, as the Company's FAA Designated Engineering Representative.

AIRBORNE WIRELESS NETWORK RETAINS FAA CONSULTANT, C. NEAL MONTE, AS IT PREPARES FOR FAA CERTIFICATION

Simi Valley, California.

Airborne Wireless Network, a Nevada corporation (the "Company"), is pleased to announce that it has retained C. Neal Monte, as its lead FAA Designated Engineering Representative.

As one of the most experienced and well respected experts in the industry, Mr. Monte's background includes work with airframe manufacturers such as Boeing, McDonnel Douglass, and Airbus Industries. Mr. Monte will be spearheading the FAA certification process for the Company's "Airborne Digital Super Highway." Mr. Monte holds numerous FAA qualifications and during his career has obtained just under 250 supplemental type certificates and parts manufacturing approvals.

 The Company intends to achieve FAA certification of its Airborne Digital Super Highway system on a non-interfering basis, meaning that system will not interfere with critical onboard aircraft systems. Once successful certification is achieved, that system will be poised to become the world's first civilian "Air to Air High-Speed Broadband Digital Super Highway" utilizing commercial aircraft in flight as its platform.

 A major milestone for the Company, the initial FAA certification will allow the Company's Airborne Digital Super Highway system to be placed on commercial aircraft of a type approved on the supplemental type certificate. The Company intends to expand on this initial certification to include approvals for additional aircraft types. This will enable the Company to begin assembling its Airborne Digital Super Highway one aircraft type approval, or supplemental type certificate, at a time.

The Company intends to establish relationships with airlines and aircraft operators. With each, a reliable, redundant, more robust communications network will be developed. Using commercial aircraft as signal repeaters, or routers, is the most practical, efficient, and cost effective solution to achieve true high speed connectivity. Current proposals, as well as most in design, are repeats of high cost, inefficient, older technologies such as satellites and ground based infrastructures.